Exhibit 10.21

CARLSBAD

STORAGE AREA LICENSE AGREEMENT

THIS AGREEMENT is made as of this 27th day of July, 2018, by and between Carlsbad Palomar, LLC, a Delaware limited liability company (hereinafter called “Licensor”), and Spinal Elements, Inc., a Georgia corporation (hereinafter called “Licensee”).

R E C I T A L S

WHEREAS, by lease dated September 27, 2012 (the “Lease”) Licensor’s predecessor-in-interest did lease to Licensee approximately 39,655 rentable square feet of space (the “Premises”) in the building located at 3115 Melrose Drive, Carlsbad, CA 92010 (the “Property”);

WHEREAS, In connection with the use and occupation by Licensee of the Premises, Licensee has requested the right to use a portion of the Property as shown as Suite 140 on Exhibit A attached hereto consisting of approximately 2,007 square feet for storage space (the “Storage Area”) and the parties are entering into this Agreement to set forth the terms and conditions for such use.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.     Use. Licensor hereby grants to Licensee a license to use the Storage Area on the terms and conditions contained in this Agreement. The Storage Area shall be used solely for the lawful storage of equipment, inventory and/or other items normally used in Licensee’s business as such business is permitted to be conducted under the Lease, and for no other purpose. In no event shall Licensee keep in the Storage Area any flammable, combustible or explosive fluid, chemical or substance, any perishable items or any toxic or Hazardous Materials (as defined in the Lease). Licensee shall use the Storage Area in accordance with Licensor’s rules and regulations as defined in Exhibit B of the Lease.

2.     License Period. The term of this Agreement shall be for a period (the “License Period”) commencing August 1, 2018 and ending on the date of expiration or earlier termination of the Lease, unless sooner terminated as hereinafter provided.

3.     Fee. The Licensee shall, throughout the License Period, pay to the Licensor without any deduction, abatement or set-off whatsoever, a fee of Thirty Thousand One Hundred Five Dollars ($30,105.00) per annum, payable in equal consecutive monthly installments of Two Thousand Five Hundred Eight and 75/100 Dollars ($2,508.75) in advance on the first day of each calendar month during the License Period, based upon an annual rate of Fifteen Dollars ($15.00) per square foot of the Storage Area. Fees due for any partial month shall be prorated. Payments which are not received when due shall be subject to the penalties and fees for late payments as set forth in the Lease.

4.     Security Deposit. Pursuant to the Lease Licensor, as Landlord under the Lease, is holding a cash security deposit from Licensee, as Tenant under the Lease, of $84,069.00 (the “Security

Deposit”). The parties hereby agree that the Security Deposit, in addition to being held as security for the full and faithful performance by Tenant under the Lease as set forth therein, shall also be held as security for the full and faithful performance by Licensee of all of the terms, covenants, and conditions of this Agreement to be kept and performed by Licensee during the License Period. If Licensee defaults Licensor may, but shall not be required to use, apply or retain all or any portion of the Security Deposit to compensate Licensor for any loss or damage Licensor may suffer by reason of Licensee’s default. If any portion of the Security Deposit is so used or applied, Licensee shall within five (5) days after demand restore the Security Deposit to its original amount and failure to do so shall be a default hereunder and under the Lease. If Licensee shall fully and faithfully perform every provision of this Agreement to be performed by it and if, pursuant to the terms of the Lease, the Security Deposit is to be returned to the Tenant, then the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days following the expiration of the term of the Lease.

5.     Condition of Storage Area. Licensee shall accept the Storage Area in its “as-is” condition without any obligation on the Licensor’s part to perform any additions, alterations, improvements, demolition, or other work therein or pertaining thereto. Licensee hereby waives any warranty of suitability in connection with the Storage Area. Licensee shall at all times during the License Period, at its sole cost, keep and maintain the Storage Area in a clean and tidy manner and in good order and condition and repair including without limitation, all fixtures and improvements Licensee installed therein. Licensee shall not make any repairs, alterations, replacements or improvements to any part of the Storage Area without first obtaining Licensor’s written approval, which approval shall not be unreasonably withheld. Any such repairs, alterations, replacements or improvements made by Licensee without Licensor’s prior written approval shall, if requested by Licensor, be promptly removed by Licensee at its sole expense and the Storage Area restored to its previous condition.

6.     Indemnity and Insurance. Licensee agrees to indemnify and save harmless Licensor from and against all claims of whatever nature arising from any act, omission or negligence of Licensee or Licensee’s contractors, agents, servants, or employees, or arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Storage Area or any other part of the Property where such accident, damage or injury results, or is claimed to have resulted, from an act or omission on the part of Licensee or anyone claiming by, through or under Licensee. Licensee shall also maintain a policy of commercial general liability insurance with respect to Licensee’s use and occupancy of the Storage Area in accordance with the insurance provisions set forth in the Lease and all of the insurance provisions contained in the Lease shall apply to the Storage Area. Licensee shall not keep, use or store in or upon the Storage Area any article which may be prohibited by any fire insurance policy in force from time to time covering the Property. If there is an increase in premiums for insurance carried from time to time by the Licensor with respect to the Property resulting from the Licensee’s use of the Storage Area, the Licensee shall pay any such increase in premiums within ten (10) days after being invoiced for such additional premiums by the Licensor.

7.     Personal Property. Licensee agrees that it shall continuously keep its fixtures, inventory, equipment and other personal property from time to time located in, on or about the Storage Area, and all improvements to the Storage Area (if any), constructed or installed by Licensee, insured under a policy or policies of insurance, against loss or damage by fire with the usual all risks of physical loss endorsement in amounts equal to the full replacement cost thereof. It is understood and agreed that Licensee assumes all risk of damage to its own property arising from any cause whatsoever, including loss by theft or otherwise and Licensor shall have no liability therefor no matter how caused, provided that the terms of the foregoing assumption of risk shall not apply to the negligence or willful misconduct of Licensor.

8.     Default. If Licensee fails to pay the Fee or any other amounts due under this Agreement on the day appointed for payment thereof, or if Licensee fails to perform or observe any of the terms, obligations or conditions of this Agreement as and at the time specified herein and Licensee does not cure such default within five (5) days of receipt of written notice from Licensor, then in addition to any other rights or remedies Licensor has pursuant to this Agreement or by law, Licensor may immediately terminate this Agreement and exclude Licensee from the Storage Area. In such event, Licensee will vacate the Storage Area in accordance with the terms of this Agreement and will have no further rights or entitlement with respect to it. It is understood and agreed that a default by Tenant under the Lease resulting in termination of the Lease will also result in termination of this Agreement.

9.     Relocation. It is specifically understood and agreed that Licensor shall have the right to relocate the Storage Area upon giving Licensee sixty (60) days prior written notice. In such event, Licensor agrees to work with Licensee in good faith to amend this Agreement to account for any changes in the size and condition of the relocated Storage Area. Licensee shall promptly relocate the Storage Area and all improvements thereon as directed by Licensor and thereafter all references herein to the Storage Area shall be construed to mean the Storage Area as so relocated.

10.     Early Termination. Notwithstanding anything contained herein to the contrary, either party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the other party.

11.     Limitation of Liability. It is expressly understood and agreed that notwithstanding anything in this Agreement nor any applicable law to the contrary, the liability of Licensor hereunder (including any successor Licensor) and any recourse by Licensee against Licensor shall be limited solely and exclusively to the interest of Licensor in and to the Property and neither Licensor nor any of its constituent partners and/or members shall have any personal liability therefor and Licensee hereby expressly waives and releases such personal liability on behalf of itself all persons claiming by, thorough or under Licensee. In no event shall Licensor ever be liable to Licensee for any indirect, special or consequential damages suffered by Licensee from whatever cause.

12.     Notices. Whenever by the terms of this Agreement notice, demand, or other communication shall or may be given either to Licensor or to Licensee, the same shall be given to the notice address and in the same manner as provided in the Lease.

13.     Surrender. At the expiration or earlier termination of the License Period, Licensee shall remove all of its fixtures, inventory, equipment and other personal property from the Storage Area and deliver vacant possession of the Storage Area to the Licensor in a clean and tidy condition in accordance with the provisions of Paragraph 5 hereof, and Licensee shall give Licensor all keys to the Storage Area. All fixtures, inventory, equipment and other personal property remaining in the

Storage Area after the expiration or earlier termination of this Agreement shall, at the option of Licensor, become its property and may be appropriated, sold, removed, destroyed or otherwise disposed of by Licensor without notice or obligation to compensate Licensee and Licensee shall pay to Licensor on demand all costs incurred by Licensor in connection therewith, plus an administrative fee of fifteen percent (15%) of such costs.

14.     No Transfer. Licensee shall not assign, sub-license, or otherwise transfer this Agreement or its interest therein except to a permitted assignee or subtenant under the Lease.

15.     Governing Law. This Agreement shall be governed by the laws of the State of California.

[signatures on next page]

EXECUTED as of the day and year first written above.

LICENSOR:

Carlsbad Palomar, LLC

By:
Name:
Title:

LICENSEE:

Spinal Elements, Inc.

By:	/s/ Jason Blain
Name:	Jason Blain
Title:	President, CEO

Signature Page